Globetech Environmental Inc


List of Subsidiaries
                                                                     Ownership %
As of December 31, 2005

              C.W. Remediations Ltd                                    50%
              Beiseker Envirotech Inc                                 100%





Addition subsequent to Year-end


              Logmed Technologie Gmbh                                 100%